[Logo of CBRL Group, Inc.]                                   Post Office Box 787
                                                             Lebanon, Tennessee
                                                                     37088-0787
                                                             Phone 615.443.9869

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CBRL GROUP, INC.
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                                                Contact:  Lawrence E. White
                                                          Senior Vice President/
                                                          Finance and Chief
                                                          Financial Officer
                                                          (615) 443-9869


                     CBRL GROUP, INC. REPORTS OCTOBER SALES

LEBANON,  TN (November 1, 2005) -- CBRL Group,  Inc.  (the  "Company")  (Nasdaq:
CBRL) today reported comparable store sales for the five-week period ending October 28, 2005.

     The Company reported that comparable store restaurant sales for the five weeks ending Friday, October 28, 2005 in its Cracker Barrel Old Country Store(R) ("Cracker Barrel") units were down 0.1% from the comparable period last year, with an approximately 3.6% higher average check, including approximately 3.0% higher average menu pricing. Cracker Barrel comparable store retail sales in October were down 13.6%. Comparable restaurant sales in the Company's Logan's Roadhouse(R) ("Logan's") restaurants in October were up 0.8%, with an approximately 2.5% higher average check, including approximately 2.4% higher average menu pricing. The Company continues to believe that gasoline prices and the effects of recent hurricanes have had a negative and disruptive effect on consumer sentiment, especially on more discretionary retail sales, and it observed that sales results for the five weeks and quarter ending October 28, 2005 were below its previous expectations.

     In fiscal October, the Company's operations were unfavorably affected by Hurricanes Rita and Wilma. During October, the Company lost approximately 112 store operating days due to closings for hurricane damage and related power outages. One Cracker Barrel store remains closed as of today as a result of power outages caused by Hurricane Wilma. The Company estimates that the net unfavorable effect to Cracker Barrel's comparable store restaurant sales as a result of hurricanes in fiscal October this year was approximately equal to the effect noted in fiscal October last year. The Company estimates that the net effect from hurricanes was approximately 1% more unfavorable to Logan's comparable store sales this year than last year.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. operates 537 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 129 company-operated and 23 franchised Logan's Roadhouse restaurants in 19 states.


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